Exhibit 10.53

December 8, 2008

«FirstName» «MI» «LastName»

«Street1»

«City» «State» «Zip»

Re:          Amendments to Long-Term Incentive Plans and Awards

Dear «Salutation»:

The purpose of this letter is to notify you of and explain certain amendments that will apply to all outstanding Awards under the 1998 Long Term Incentive Plan, the 2005 Long Term Incentive Plan (including the PPX Legacy Plan) and the 2006 Tracking Unit Plan (as they may be amended from time to time, the “Long-Term Incentive Plans”).  The relevant provisions deal with vesting of your Awards in the event of the termination of your employment because of your death or disability (which, if applicable, is defined in the grant letter for your Awards).  These amendments are intended to avoid unintended and adverse tax consequences to you (including acceleration of the taxability of income into a year prior to actual receipt, plus a 20% penalty) that might otherwise result under Section 409A of the Internal Revenue Code.

Our records indicate that your Awards also include a “change of control” provision, which also requires amendment to assure compliance with Section 409A.  This letter constitutes an amendment to any existing grant agreement evidencing Awards  to you under the Long-Term Incentive Plans.

As currently drafted, your grant agreement would accelerate vesting if a change of control occurs, but only if accompanied by a “change in status.”  This amendment changes the definition of the phrase “change in status.”  The new definition (set forth in numbered paragraph 2 below) generally provides that a change in status occurs only if (i) the Company terminates your employment other than for Cause or (ii) you terminate employment for any of the reasons stated.  The basic change in the definition is in the second part.  The current definition does not require actual termination of employment by you for the accelerated vesting to occur.  Also, the current definition includes a material change in fringe benefits as an acceleration event, which is not included in the amended definition.

Your Awards are amended, effective as of December 4, 2008, as follows:

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1.  The following language is hereby added to each Long-Term Incentive Plan and to each Award outstanding thereunder:

It is the intent that each Award under this Plan shall either (i) qualify as a “short term deferral” as such phrase is used in Section 409A of the Code or (ii) comply with the requirements of Section 409A.  In that regard, notwithstanding anything in any Award to the contrary, (i) in no event shall payment of or under an Award be made later than 2½ months following the year in which such payment ceases to be subject to a substantial risk of forfeiture for purposes of Section 409A; (ii) for any Award in which all or a portion becomes “nonforfeitable” upon the occurrence of an event, the relevant provisions of such Award shall be deemed to include a proviso that (i) to the extent all requirements for vesting but for the passage of time have been met as of the occurrence of such event, payment shall be made as of the next following Distribution Date and (ii) to the extent additional vesting would require the achievement of additional performance thresholds (e.g. distribution or earnings levels), vesting shall occur and payment made (if based on a distribution) on the Distribution Date on which the threshold is achieved or (if based on earnings or other performance metric) the next Distribution Date following the date on which the threshold is achieved.  For this purpose, as used herein and in any Award, the phrase “Distribution Date” shall mean the day in February, May, August or November in any year (as such month and year are specified in the Award or as context dictates; e.g., the “next following Distribution Date” after the occurrence of an event) that is 45 days after the end of a calendar quarter (or, if not a business day, the closest previous business day).

2.  The definition of “Change in Status” applicable to your Awards is hereby amended to read in full as follows:

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary or (iii) any other action or inaction that constitutes a material breach of the Agreement by the Company.  A termination by you shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (B (ii) or (B)(iii) that would constitute a change in status within 90 days of the initial existence of the condition and (2) the Company fails to remedy the condition within the 30-day period following such notice.  As used herein, a termination of the Employee’s employment means a “separation from service,” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

If you have any questions regarding these changes, please contact me at extension 4484.  To assure the desired effect for purposes of Section 409A, you must sign and return the enclosed copy of this letter to me no later than December 31, 2008.

Very truly yours,

PLAINS ALL AMERICAN GP LLC

	By:	/s/ Tim Moore
	Name:	Tim Moore
	Title:	Vice President, General Counsel and Secretary

ACKNOWLEDGED AND AGREED:

«FirstName» «MI» «LastName»

Date:

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